EXHIBIT 1.2

English translation of the Articles of Association of ABN AMRO Bank N.V., as last amended on May 17, 2001

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Articles of Association of ABN AMRO Bank N.V.

Name, registered office and structural regime
Article 1
1.		The company bears the name: ABN AMRO Bank N.V. It has its registered office in Amsterdam.
2.		The company will be subject to sections 158 to 164, inclusive, of Book 2 of the Netherlands Civil Code.
3.		The company was founded by Royal Decree No. 163 of 29 March 1824 and incorporated by deed of 7 February 1825 executed at The Hague before Thomas Alexander Holland, notary public in the province of Zuid-Holland with residence at The Hague.
Object Article 2 The object of the company is:
1.		To engage in banking and stockbroking, to administer the assets of third parties, to act as trustee, administrator and executor of wills and as a member of the managing or supervisory boards or liquidator of companies or other organisations, to provide insurance services and to engage in all transactions, activities and services which may relate or be conducive thereto, all in the widest sense.
2.		To participate in, co-operate with, finance, administer and manage other enterprises and companies and to engage in all transactions, activities and services which may relate or be conducive to the above;
3.		In particular to continue the business carried on separately by Algemene Bank Nederland N.V. and the Amsterdam-Rotterdam Bank N.V. until September 22nd 1991.
4.		To foster the direct and indirect interests of all involved in the company, in whatever way, and to safeguard the continuity of the company and of the enterprise(s) associated therewith.
Capital and shares Article 3
1.		The authorised capital of the company is one milliard three hundred and fifty million thirteenthousand ninehundred fifty euro (€ 1,350,013,950.--), divided into:
	a.	thirty-one (31) priority shares of fourhundred and fifty euro (€ 450.--) each;
	b.	twenty million (20,000,000) convertible preference shares, hereinafter also called preference shares, of four euro and fifty eurocent (€ 4.50) each; and
	c.	two hundred eighty million (280,000,000) ordinary shares of four euro and fifty eurocent (€ 4.50) each.
2.		Where reference is made in these Articles of Association to “shares” or “shareholders”, this shall be understood to mean all classes of shares or the holders thereof, unless it is expressly stated or is apparent from the context that this is not implied.
Shares Article 4
1.		The ordinary and the preference shares shall be registered or made out to bearer. The

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priority shares shall be registered shares.
2.		Each class and series of shares shall be numbered separately.
3.		If more than one person has title to a share or if a share forms part of an undivided community of property, the beneficiaries may only be represented with respect to the company by one person appointed by them in writing for that purpose.
Registers Article 5
1.		The Managing Board shall keep a separate register of the holders of each class of registered shares, in which such entries and annotations will be made, from which such extracts will be issued and which will be held open for inspection by such persons in accordance with such procedures as the law prescribes.
2.		Each holder of registered shares and holder of a right of usufruct or lien in respect of these shares shall be obliged to notify the Managing Board in writing of his address and any change therein.
3.		All entries and annotations in the registers shall be signed by two members of the Managing Board, by one member of the Managing Board and a signatory specifically authorised by that Board or by two authorised signatories.
4.		The registers referred to in this article may consist of different parts; more than one copy may be made of some or all of them and they may be kept at more than one place. At least one copy thereof shall be kept at all times at the offices of the company in the place where it has its registered office and shall be kept open for inspection there as required by law.
Share certificates Article 6
1.		All ordinary shares and all bearer preference shares may be evidenced by one share certificate. No shares certificates shall be issued for registered shares.
2.		The share certificates shall be signed by two members of the Managing Board or by one member of that Board and a signatory specifically authorised by the Managing Board. All signatures may be made in facsimile.
3.		To distinguish between the share certificates, they shall be provided with a number or with one or more letters and a number. The way in which this is to be done and the form and content of the share certificates shall be determined by the Managing Board in consultation with the Supervisory Board.
4.		Multiple share certificates may be issued for one or more numbers of shares, as determined by the Managing Board, and these certificates may, at the request of the owner, be divided into single share certificates. The company shall make no charge for such issue and division.
5.		At the shareholder’s option, the share certificates shall be provided either with a talon and a dividend sheet consisting of separate dividend coupons (K certificates) or a simplified dividend sheet which does not contain a set of dividend coupons and a talon (CF certificates). Share certificates with talon and dividend coupons may be exchanged free of charge at any time for share certificates with a simplified dividend sheet and vice-versa.
6.		The issue of share certificates with a simplified dividend sheet shall be governed by

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the rules for those certificates as established by the Managing Board.
7.		Without prejudice to the provisions of the preceding paragraph, each owner of ordinary or preference registered shares may have those shares made out to bearer free of charge at any time and each holder of bearer shares may, with the approval of the Managing Board, have those shares registered in his name free of charge.
8.		To register the shares, the holder shall surrender to the company the relevant numbers of share certificates, together with their respective talons and dividend coupons on which no distribution has yet been made payable or the respective dividend sheet, using for this purpose a form specially provided by the company, completed and signed by the holder or on his behalf, applying for registration of the shares in his name.
9.		No exchange as referred to in paragraph 7 may be made for three days or so much longer as the term for deposition of share certificates as referred to in article 28 paragraph 1 of these articles of association is stated before the day on which a general meeting of shareholders is to be held.
10.		In the event of share certificates, dividend sheets, talons or dividend coupons being damaged, lost or mislaid, the Managing Board may issue duplicates subject to conditions to be established by the Managing Board. The cost incurred may be charged to the applicant.
11.		The issue of duplicates shall render the original documents null and void with respect to the company. It shall be apparent from the new documents that they are duplicates.
Transfer of registered shares Article 7
1.		The transfer of registered shares shall be effected by serving a deed of transfer on the Company or by the company’s written recognition of the transfer upon production of such a deed to the company. Such recognition shall take the form of a written declaration by the company.
2.		The above provisions of this article shall be applicable, mutatis mutandis, to the constitution and transfer of a right of usufruct, the establishment of a lien and the allotment of registered shares on the divisions of any community of property.
Issue of shares Article 8
1.		Shares shall be issued by virtue of a resolution of the general meeting of shareholders passed on a motion of the Managing Board which has received the approval of the Supervisory Board. With due observance of the relevant statutory provisions, the general meeting of shareholders shall be entitled to designate the Managing Board as the body which is competent - subject to the approval of the Supervisory Board - to issue shares, in which case the Managing Board shall also be authorised to determine the issue price and the other issue terms.
2.		The above provisions relating to the issue of shares shall also apply to the granting of rights to take up shares but shall not be applicable to the issue of shares to a party exercising a previously acquired right to take shares.
3.		When preference shares are issued, the terms at which such shares can be converted into ordinary shares shall be indicated.

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Pre-emptive right Article 9
1.		On the issue of ordinary and preference shares, each holder of ordinary and preference shares shall enjoy a pre-emptive right proportionate to the aggregate value of his ordinary and/or preference shares, with the exception of shares issued for a capital contribution other than in cash or shares issued to employees of the company or of a group company.
2.		With due observance of the relevant statutory provisions, the pre-emptive right in respect of any issue may be restricted or withdrawn by the body competent to issue shares. If the Managing Board has been designated as the body competent to issue shares, a decision of this kind shall require the prior approval of the Supervisory Board.
3.		Shareholders shall have no pre-emptive rights in respect of shares issued to a person exercising a previously acquired right to take shares.
4.		If the holders of ordinary shares are paid, in addition to or instead of the cash dividend, a stock dividend from the profit or the reserves, the holders of preference shares shall not be allowed a pre-emptive right.
Payment on shares Article 10
1.		Shares shall only be issued on payment in full.
2.		Payment shall be made in cash unless some other form of capital contribution has been agreed. Payment may be made in a currency other than Netherlands currency only with the company’s permission.
Acts in law which obligate the company Article 11
The Managing Board shall be authorised, without the prior approval of the general meeting of shareholders but with the approval of the Supervisory Board, to perform acts in law relating to:
a.		the taking up of shares whereby special obligations are imposed upon the company;
b.		acquisition of shares on a basis other than that on which participation in the company is open to the public;
c.		capital contributions for shares other than in cash.
Acquisition by the company of its own shares Article 12
If and to the extent that the general meeting of shareholders has authorised the Managing
Board to do so, the company may acquire fully paid-up shares or depositary receipts for shares in its capital for valuable consideration, with due observance of the provisions of section 98 of Book 2 of the Netherlands Civil Code.
Reduction of capital Article 13
1.		On the motion of the Managing Board, with the approval of the Supervisory Board and with due observance of the provisions of section 99 Book 2 of the Netherlands Civil Code, the general meeting of shareholders may resolve to reduce the issued capital by withdrawing shares or reducing the value of shares by amendment to the Articles of Association.

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2.		Preference shares may be cancelled against repayment of the amounts paid on such shares.
3.		Partial repayment of the amounts paid on shares is not allowed but for the purpose of implementation of a resolution that the nominal value of the shares be lowered. It may be resolved that only preference shares qualify for repayment.
4.		A resolution to reduce the capital is subject to the prior of simultaneous approval of the holders of the class of shares whose rights are injured.
Usufruct and lien Article 14
1.		A right of usufruct may be constituted on shares in the company. Voting rights may be vested in the holder of a right of usufruct if this has been determined on the creation of the usufruct.
2.		A lien may likewise be established on shares in the company. Voting rights shall be vested in the holder of a lien if this has been determined on the creation of the lien.
3.		Shareholders without voting rights and holders of a right of usufruct or lien with voting rights shall enjoy the rights vested by law in the holders of depositary receipts for shares issued with the co-operation of the company. The aforementioned rights shall not be vested in holders of a right of usufruct or lien without voting rights.
Holders of depositary receipts Article 15
1.		Subject to the approval of the Supervisory Board, the Managing Board shall be authorised to co-operate in the issue of depositary receipts for shares.
2.		Wherever reference is made in these Articles of Association to “holders of depositary receipts”, this shall be understood to mean all those holding the same rights as held by the holders of depositary receipts for shares issued with the co-operation of the company.
3.		If depositary receipts for shares have been issued without the co-operation of the company, the holders thereof shall not enjoy the rights conferred by law or these Articles of Association on the holders of depositary receipts for shares issued with the co-operation of the company.
Management Article 16
1.		The company shall be managed by a Managing Board.
2.	The Managing Board shall consist of at least five members. With due observance of the above provisions, a combined meeting of the Supervisory Board and the Managing Board shall determine the number of members of the Managing Board.

3.		The Managing Board shall consult together to determine the allocation of tasks.
Appointment Article 17
1.		The members of the Managing Board shall be appointed by the Supervisory Board.
2.		When appointing a member of the Managing Board, the Supervisory Board shall notify the general meeting of shareholders of the intended appointment of a member of the Managing Board.

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3.		A chairman shall be appointed from the members of the Managing Board by a combined meeting of the Supervisory Board and the Managing Board.
4.		The Supervisory Board shall determine the salary and other terms of employment of the members of the Managing Board.
Suspension and dismissal Article 18
1.		The members of the Managing Board may be suspended at any time by the Supervisory Board. In the event of suspension of a member of the Managing Board, a meeting of the Supervisory Board shall be held within three months of the date of suspension at which the suspension shall be lifted or a decision shall be taken on the dismissal of the suspended member. The suspended member shall be given an opportunity to render account at this meeting. The member may be assisted by an adviser. The suspension shall lapse automatically if no decision has been taken by the Supervisory Board within the said period of three months.
2.		A resolution to suspend a member of the Managing Board may only be passed at a meeting of the Supervisory Board at which at least two-thirds of the members of the Supervisory Board are present. If less than two-thirds of the members of the Supervisory Board are present at the meeting, a second meeting of the Supervisory Board shall be convened within two weeks which shall be able to pass a resolution regardless of the number of incumbent members of the Supervisory Board present at the meeting.
Article 19
1.		The members of the Managing Board may be dismissed at any time by the Supervisory Board.
2.		The Supervisory Board shall not dismiss a member of the Managing Board until the views of the general meeting of shareholders on the intended dismissal have been heard. The provisions of article 18 paragraph 2 shall be applicable mutatis mutandis. Before passing such a resolution, the Supervisory Board may hear the defence of the member of the Managing Board in question. The member may be assisted by an adviser.
3.		If the Supervisory Board resolves to convene a general meeting of shareholders to hear the view of the meeting on the intended dismissal of a member of the Managing Board, this general meeting of shareholders shall be held within one month of the resolution of the Supervisory Board. The member of the Managing Board to whom the proposed dismissal relates shall be given an opportunity to render account at this general meeting of shareholders.
4.	Not later than one month after the general meeting of shareholders has been heard, the Supervisory Board shall inform the member of the Managing Board in question whether it is to carry out its intention to dismiss him, failing which the Supervisory Board shall not be permitted to dismiss the person concerned until another general meeting of shareholders has been held in order to hear its views on the intention to dismiss him.

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Representation Article 20
1.		The company shall be represented by two persons acting together, either two members of the Managing Board or one member of the Managing Board and a holder of a power of attorney who is duly authorised to do so.
2.		The company may also be represented by holders of powers of attorney, with due observance of any restrictions on their representative authority. The Managing Board shall determine their powers and titles and the conditions of their appointment, the title of Chief General Manager being granted only in consultation with the Supervisory Board.
Absence and inability to act Article 21
In the event of the absence or inability to act of one or more members of the Managing Board, the remaining members of this Board or the two remaining members of this Board shall be charged with the management of the company. In the event of the absence or inability to act of all or all but one of the members of the Managing Board, the sole member of the Managing Board together with the Supervisory Board or the Supervisory Board acting alone, as the case may be, shall be temporarily charged with the management, without prejudice to the authority of the Supervisory Board in that case to designate, from among its number of otherwise, one or more persons or two or more persons, as the case may be, to take temporary charge of the management of the company together with the sole member of the Managing Board or together, as the case may be. In the event of the inability to act of all or all but one of the members of the Managing Board, the Supervisory Board shall be obliged immediately to fill the vacancy or vacancies arising.
Approval of resolutions Article 22
1.		Without prejudice to the other provisions of these Articles of Association, the Managing Board shall require the approval of the Supervisory Board for the following management decisions:
a.		the issue and acquisition of shares and debentures in the company or debentures in a limited partnership or general partnership in which the company is a fully liable partner;
b.		co-operation in the issue of depositary receipts for shares in the company;
c.		application for an official quotation or withdrawal of an official quotation in the price list of any stock exchange of the securities referred to under a. and b.;
d.		lasting co-operation of the company or a dependent company with another legal entity or company or as a fully liable partner in a limited partnership or general partnership or termination thereof, if this co-operation of termination thereof is of material significance to the company;
e.		participation by the company or a dependent company in the capital of another company, the value of which is equal to at least one-quarter of the amount of the issued capital and reserves of the company as disclosed by the balance sheet and explanatory notes, and any major increase or decrease in such a participation;
f.		investments requiring an amount equal to at least one-quarter of the issued capital and reserves of the company as disclosed by its balance sheet and explanatory notes;
g.		a proposal to amend the Articles of Association;

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h.		a proposal to dissolve the company;
i.		filing of a petition for bankruptcy or application for moratorium;
j.		termination of employment of a substantial number of employees of the company or of a dependent company at the same time or within a short period;
k.		a substantial change in the terms of employment of a significant number of employees of the company or of a dependent company;
l.		a proposal to reduce the issued capital.
2.		If the Supervisory Board’s approval has not been obtained for a decision within the meaning of paragraph 1, this omission may not be invoked by or against third parties.
Supervisory Board Article 23
1.		The company shall have a Supervisory Board consisting of at least five members. With due observance of this provision, a combined meeting of the Supervisory Board and the Managing Board shall determine the number of members of the Supervisory Board.
2.		Without prejudice to the other provisions of the Articles of Association, the Supervisory Board shall be charged with supervising the Managing Board’s conduct of the business and the general course of affairs of the company and its associated enterprise(s). It shall assist the Managing Board with advice. In the performance of their duties the members of the Supervisory Board shall be guided by the interests of the company and those of its associated enterprise(s).
3.		The Managing Board shall provide the Supervisory Board in good time with the information required for the performance of its tasks.
4.		If fewer than ten members of the Supervisory Board are in office, the Supervisory Board shall fill the vacancy of vacancies without delay. The Supervisory Board shall continue to be competent even if the Board is incomplete or if the number of members is fewer than ten.
5.		The Supervisory Board shall elect a chairman and one or more deputy chairmen from among its number.
6.		Each member of the Supervisory Board shall receive a fixed remuneration, the amount of which shall be determined and may be changed by the general meeting of shareholders on the motion of said Board.
Appointment to the Supervisory Board Article 24
1.		The members of the Supervisory Board shall be appointed by the Supervisory Board.
2.		The general meeting of shareholders, the employees’`counsil and the Managing Board may recommend to the Supervisory Board persons to be appointed to the Supervisory Board. The Supervisory Board shall notify them promptly when a vacancy arises on the Board, stating why it has occurred. The Supervisory Board may set a reasonable period within which recommendations may be made by the Managing Board and the employees’ counsil.
3.		The Supervisory Board shall notify the general meeting of shareholders and the employees’ counsil of the name of the person it wishes to appoint, with due observance of section 142 (3) of Book 2 of the Netherlands Civil Code.
4.		The Supervisory Board shall appoint that person unless the general meeting of

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shareholders or the employees’ council objects to the intended appointment on the grounds that the provisions of the second sentence of paragraph 2 of this article or paragraph 3 of this article have not been duly observed or on the grounds of expectation that the person nominated would not be fit to perform the duties of a member of the Supervisory Board or that the Supervisory Board would not be properly constituted when making the appointment in accordance with its intention.
5.		A resolution of the general meeting of shareholders to lodge and objection must be passed at the first meeting held after fourteen (14) days have elapsed since receipt of the notification. The employees’ council must pass the resolution to lodge and objection within two months of the notification.
6.		The objection shall be communicated to the Supervisory Board together with the reasons.
7.		The appointment may be made as intended, despite the objection of the general meeting of shareholders or the employees’ council, of the Companies Division of the Court of Appeal in Amsterdam declares the objection unfounded at the request of a representative of the supervisory Board designated for this purpose.
8.		A statement of defence may be submitted by a representative appointed for this purpose by the general meeting or the employees’ council raising the objection referred to in paragraph 4. The Companies Division of the Court of Appeal shall also summon the representatives appointed by the general meeting or the employees’ council which has not lodged an objection. There shall be no appeal from the decision of the Companies Division. The Companies Division may not make an award of costs against the parties.
9.		If there are no members of the Supervisory Board in office, the appointment shall be made by the general meeting of shareholders with due observance of the provisions of section 159 of book 2 of the Netherlands Civil Code.
Retirement by rotation, suspension, dismissal Article 25
1.		A supervisory director shall retire from office not later than the day of the first general meeting of shareholders following the day on which he has held office as a member of the Supervisory Board four years since his last appointment or reappointment. A retiring member of the Supervisory Board shall be eligible for immediate reappointment.
2.		Members of the Supervisory Board may be suspended by the Supervisory Board at any time. The suspension shall lapse automatically by operation of law if the company, represented by the Supervisory Board, has not requested the Companies Division of the Court of Appeal in Amsterdam within one month of commencement of the suspension to dismiss the suspended member of the Supervisory Board on the grounds prescribed by law.
3.		Paragraph 2 of article 18 shall be applicable mutatis mutandis to the passing of resolutions by the Supervisory Board with respect to paragraph 2.
General meeting of shareholders Article 26
1.		The general meeting of shareholders shall be held in Amsterdam.

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2.		Each year at least one general meeting of shareholders (the annual meeting) shall be held within the term as fixed by the law.
3.		The agenda of the annual meeting shall include announcements concerning vacancies on the Managing Board and the Supervisory Board and further those items required by the law.
4.		General meetings of shareholders shall further be held whenever deemed necessary by the Managing Board or the Supervisory Board and whenever required by law or by virtue of these Articles of Association.
Calling of meetings Article 27
1.		The general meeting of shareholders hall be convened by the Managing Board or by the Supervisory Board, without prejudice to the provisions of sections 110, 111 and 112 of Book 2 of the Netherlands Civil Code.
2.		Notice of meeting shall be given not later than the fifteenth day before the date of the meeting.
3.		The notice of meeting shall state the business to be transacted or shall state that the agenda is open to inspection by shareholders and holders of depositary receipts at the offices of the company.
4.		A proposal to amend the Articles of Association or to reduce the capital must, however, be announced in the notice of meeting itself in all cases. The notice calling a meeting at which a resolution to reduce the capital is to be proposed shall furthermore state why and how the capital is to be reduced.
5.		The notice of meeting and other notification to shareholders and holders of depositary receipts shall be given by means of an announcement in at least one national daily newspaper.
Admission the meetings Article 28
1.		Each shareholder with voting rights and each holder of a right of usufruct or lien on shares with voting rights shall be entitled, in person or represented by a proxy authorised in writing, to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights, provided he has expressed his intention to do so at the place to be stated in the notice of meeting not later than the day to be stated in the notice of meeting, which day must be not more than seven days nor less than three days before the date of the meeting, and, in the case of a holder of bearer shares, provided he has deposited his share certificates not later than the day mentioned in the notice of meeting, which day must be not more than seven days nor less than three days before the date of the meeting, at the place to be stated in the notice of meeting, in exchange for a receipt which shall also be the ticket of admission to the meeting.
2.		Each holder of depositary receipts shall be entitled, either in person or by a proxy authorised in writing, to attend the general meeting of shareholders and to address the meeting, provided his depositary receipts have been deposited at the place to be stated in the notice of meeting within the period laid down in paragraph 1. The receipt shall serve as the ticket of admission.
3.		Each holder of shares without voting rights shall be entitled to attend and address the

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general meeting of shareholders, either in person or by a proxy authorised in writing. The provisions of paragraph 1 of this article shall be applicable mutatis mutandis.
4.		Shareholders and holders of depositary receipts wishing to be represented at a general meeting by a proxy authorised in writing shall submit the instrument of proxy for the meeting at the offices of the company within the period specified in paragraph 1.
5.		Shareholders and holders of depositary receipts or their proxies shall sign the attendance list before the start of the meeting.
6.		Disputes as to whether a shareholder, a holder of depositary receipts or a proxy has adequately proved his identity for the purposes of attending the general meeting of shareholders and exercising voting rights, and all other questions relating to the proceedings of the meeting, shall be decided by the chairman of that meeting.
Chairmanship/minutes Article 29
1.		The general meeting of shareholders shall be chaired by the chairman of the Supervisory Board or, in his absence, by a deputy chairman. If both the chairman and a deputy chairman are unable to attend, the Supervisory Board shall appoint a chairman from among the members of that Board who are present at the meeting. In consultation with the Managing Board, the chairman of the Supervisory Board may also invite a person from outside the Supervisory Board to act as chairman.
2.		Minutes shall be kept except where a notarial record is made of the proceedings of the meeting. The minutes shall be adopted and signed in evidence thereof by the chairman and the secretary of the meeting appointed by the chairman.
Voting rights and voting Article 30
1.		Each ordinary respectively preference share shall entitle the holder to cast one vote. Each priority share shall entitle the holder to one hundred votes.
2.		No vote may be cast in the general meeting in respect of a share owned by the company of by a subsidiary company of the company, nor may votes be cast in respect of a share for which one of them holds the depositary receipts, without prejudice to the further provisions of the law.
3.		Shares in respect of which the law determines that no votes may be cast shall be disregarded for the purposes of determining the proportion of shareholders voting, present of represented or the proportion of the share capital provided or represented.
4.		All resolutions of the general meeting of shareholders shall be passed by a simple majority of votes validly cast, except where a larger majority is prescribed by law.
5.		All voting shall be oral. The chairman may, however, determine that voting shall be by written ballot. In the election of persons, a shareholder present at the meeting may demand that votes shall be cast in writing. Voting in writing shall be by means of sealed unsigned ballot papers.
6.		Voting by acclamation shall be permitted if none of the shareholders present objects.
7.		Blank votes and invalid votes shall be deemed not to have been cast.
8.		In the event on a tied vote on a matter other than the appointment of persons, the resolution shall be deemed to have been defeated.
9.		If, in the appointment of persons, a simple majority is not obtained in the first ballot, a

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second ballot shall be held. If a simple majority is not obtained on this occasion, a further ballot shall be held between the two persons obtaining the highest number of votes in the second ballot. The person then obtaining the largest number of votes shall be deemed to have been elected. If, because of a tie, more than two persons qualify for the second ballot, an interim ballot shall be held to decide which of these two persons qualifies for the second ballot or which of them, together with the person who obtained the largest number of votes in the second ballot, shall qualify for the subsequent ballot. In the event of a tie, the matter shall be decided by the drawing of lots.
Meetings of holders of the various classes of shares Article 31
1.	Meetings of holders of shares of the same class shall be convened by the Managing Board or the Supervisory Board.
The meetings shall be held as often as the Managing Board or the Supervisory Board shall deem necessary and whenever required pursuant to statutory provisions or to these Articles of Association.
2.		The provisions relating to general meetings of shareholders shall as far as possible be applicable mutates mutandis to these meetings.
Financial year/annual accounts and annual report Article 32
1.		The financial year shall coincide with the calendar year.
2.		Each year, with due observance of the terms fixed by the law, the annual accounts shall be prepared by the Managing Board.
3.		The annual accounts shall be signed by all the members of the Managing Board and all the members of the Supervisory Board. If the signature of one or more of these members is missing, the reason shall be stated in the annual accounts.
4.		The annual accounts, together with the annual report, shall be submitted to the Supervisory Board.
5.		The Supervisory Board shall adopt the annual accounts.
Expert Article 33
1.		The company shall appoint an expert, within the meaning of section 393 of Book 2 of the Netherlands Civil Code, to audit the annual accounts.
2.		Without prejudice to the statutory provisions, the Supervisory Board shall appoint this expert if he has not been appointed by the general meeting of shareholders.
3.		The expert shall report on his examination to the Supervisory Board and the Managing Board.
4.		The expert shall summarise the results of his examination in a statement concerning the accuracy of the annual accounts.
5.		The annual accounts cannot be adopted or approved if the Supervisory Board or the general meeting of shareholders have not been given an opportunity to take cognisance of the expert’s report, with due observance of the provisions of the law.
Inspection/presentation/approval and ratification Article 34
1.		From the date of the notice of annual general meeting until the end of that meeting, the

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annual accounts as adopted by the Supervisory Board, the annual report of the Managing Board and the other information to be included as required by law shall be kept open for inspection by shareholders and holders of depositary receipts at the offices of the company and at the offices stated in the announcement, where they may obtain a full copy free of charge.
2.	After the end of the financial year, with due observance of the terms fixed by the law, the Supervisory Board shall present the annual accounts to the general meeting of shareholders for approval.

Within the said period the Managing Board shall also submit the annual report.

3.		The Supervisory Board shall simultaneously present the annual accounts to the employees’ council for discussion.
4.		The annual accounts shall require the approval of the general meeting.
5.		Unqualified approval of the annual accounts shall serve to ratify the actions of the Managing Board and the Supervisory Board in respect of their management and supervision, respectively, in the completed financial year.
Profit and distributions Article 35
1.		The company may only make distributions to the shareholders and others entitled to the profit available for distribution to the extent that its shareholders’ equity exceeds the paid and called portion of the capital plus the reserves which are required to be maintained by law.
2.		The profit shown in the approved annual accountants shall be divided as follows:
a.	If the adopted and approved profit and loss account shows a profit, such additions shall be made to the reserves as the Managing Board may determine in consultation with the Supervisory Board. The annual accounts having been approved and adopted, first the holders of preference shares shall be paid, to the extent possible, a dividend of two Dutch guilders and seventy cents (Fl. 2.70) per share.
Next the holders of priority shares shall be paid maximum four per cent of the nominal value of their shares and then the holders of ordinary shares maximum five per cent of the nominal value of their shares. Holders of priority and preference shares shall not be paid dividends in excess of the maxima indicated in the preceding sentences.
b.		The balance then remaining shall be placed at the disposal of the general meeting of shareholders.
3.		Subject to the approval of the Supervisory Board, the Managing Board may make the dividend or interim dividend on the ordinary shares payable either in cash or, at the option of the holders thereof and provided it is authorised to issue shares, entirely or partly in the form of ordinary shares of the company.
4.		Subject to the approval of the Supervisory Board, the Managing Board shall be entitled, to the extent that the profit permits as evidenced by an interim balance sheet drawn up with due observance of the provisions of section 105 (4) of Book 2 of the Netherlands Civil Code, to distribute an interim dividend on ordinary shares one or more times in the course of a financial year, in advance of approval of the annual accounts by the general meeting of shareholders.
5.		Subject to the approval of the Supervisory Board, the Managing Board may resolve to

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make a distribution as a charge against the reserves, either in cash or - if authorised to issue shares - in shares.
Amendment of the Articles of Association and dissolution Article 36
1.		Resolutions to amend the Articles of Association or to dissolve the company can only be passed by a general meeting of shareholders on the motion of the Managing Board which has been approved by the Supervisory Board, after the approval of the meeting of the priority has been obtained.
2.		From the date of the notice of meeting until the end of the meeting, a copy of the resolution containing the verbatim text of the proposed amendments shall be deposited for inspection by shareholders and holders of depositary receipts at the offices of the company and at the offices stated in the notice for that meeting. Each shareholder and holder of depositary receipts shall be able to obtain a full copy of that resolution free of charge.
Liquidation Article 37
1.		If the company is dissolved, it shall be liquidated with due observance of the requirements of the law.
2.		During the liquidation these Articles of Association shall remain in force as far as possible.
3. a.	The assets of the company which remain after payment of all debts of the company shall be distributed as follows:
to the holder of the priority share shall be paid the nominal value of the priority share;
b.		to the holders of preference shares shall be paid the dividend, to be calculated from the end of the last financial year until the date of payment, plus the nominal value of their preference shares;
c.		the amount then remaining shall be distributed to holders of ordinary shares in proportion to their shareholdings.
4.		After the liquidation, the books and documents of the company shall be kept by a person designated for that purpose by the general meeting of shareholders for the periods required by law.
Transfer of priority shares Article 38
1.		Transfers of priority shares shall require the prior approval of the Supervisory Board. The Supervisory Board shall take a decision within three months after a shareholder has applied for approval by registered letter and shall notify the shareholder thereof by registered letter; if the Supervisory Board fails to do so, the approval shall be considered to have been given.
2.		The Supervisory Board may not refuse its approval as referred to in paragraph 1, unless it simultaneously indicates one or more prospective buyers willing and able to purchase for cash all the priority shares offered; if the Supervisory Board fails to do so, the approval shall be considered to have been given.
3.		If approval has been granted or shall be considered to have been granted, the transfer shall be effected within three months. If not, the approval shall no longer be valid.

15

Final provision
Until the twenty-seventh day of December nineteen hundred and ninety-five, the Managing Board shall be authorised, subject to the approval of the Supervisory Board, to issue all ordinary and preference shares not yet issued in an amount equal to the entire unissued share capital, as constituted now and in the future, and to restrict or exclude the pre-emptive right. ‘issue of shares’ shall be understood to include the granting of rights to take up shares.
As far and as long as share certificates are outstanding the holders of these certificates are entitled to exchange these into bearer shares or to have these entered into the shareholders’ register while submitting the share certificate to the company simultaneously.
Further to article 7 paragraph 1 the following stipulations shall be applicable when submitting these certificates:
As far as share certificates have been issued serving could only be effected when the share certificate is submitted to the company. Evidencing this event the company will make a relevant registration on that document.
The confirmation shall be effected by a registration on the relevant share certificate or by exchange by a new share certificate issued in the name of the acquirer.